Exhibit 10.23

AMENDED AND RESTATED LOAN AGREEMENT

Dated as of August 10, 2007

Between

COLO PROPERTIES ATLANTA, LLC,

as Borrower

and

UBS REAL ESTATE SECURITIES INC.,

as Lender

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3.1.9	Compliance	30
3.1.10	Financial Information	31
3.1.11	Condemnation	31
3.1.12	Utilities and Public Access	31
3.1.13	Separate Lots	31
3.1.14	Assessments	31
3.1.15	Enforceability	31
3.1.16	Assignment of Leases	31
3.1.17	Insurance	31
3.1.18	Licenses	32
3.1.19	Flood Zone	32
3.1.20	Physical Condition	32
3.1.21	Boundaries	32
3.1.22	Leases	32
3.1.23	Filing and Recording Taxes	33
3.1.24	Single Purpose	33
3.1.25	Tax Filings	39
3.1.26	Solvency	39
3.1.27	Federal Reserve Regulations	40
3.1.28	Organizational Chart	40
3.1.29	Bank Holding Company	40
3.1.30	No Other Debt	40
3.1.31	Investment Company Act	40
3.1.32	Access/Utilities	40
3.1.33	No Bankruptcy Filing	40
3.1.34	Full and Accurate Disclosure	40
3.1.35	Foreign Person	41
3.1.36	No Change in Facts or Circumstances; Disclosure	41
3.1.37	Management Agreement	41
3.1.38	Perfection of Accounts	41
3.1.39	Intentionally Omitted	41
3.1.40	Patriot Act	41
Section 3.2	Survival of Representations	42

IV. BORROWER COVENANTS

Section 4.1	Borrower Affirmative Covenants	42
4.1.1	Existence; Compliance with Legal Requirements	42
4.1.2	Taxes and Other Charges	42
4.1.3	Litigation	43
4.1.4	Access to Property	43
4.1.5	Further Assurances; Supplemental Mortgage Affidavits	43
4.1.6	Financial Reporting	43
4.1.7	Title to the Property	45
4.1.8	Estoppel Statement	45
4.1.9	Leasing Matters	46

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4.1.10	Alterations	49
4.1.11	Material Agreements	49
4.1.12	Performance by Borrower	50
4.1.13	Costs of Enforcement/Remedying Defaults	50
4.1.14	Business and Operations	50
4.1.15	Loan Fees	50
4.1.16	Intentionally Omitted	50
4.1.17	Handicapped Access	50
4.1.18	Intentionally Omitted	51
4.1.19	Notice of Certain Events	51
4.1.20	Further Assurances	51
4.1.21	Taxes on Security	51
4.1.22	Principal Place of Business, State of Organization	51
Section 4.2	Borrower Negative Covenants	52
4.2.1	Liens	52
4.2.2	Dissolution	52
4.2.3	Change in Business	52
4.2.4	Debt Cancellation	52
4.2.5	Affiliate Transactions	53
4.2.6	Zoning	53
4.2.7	Assets	53
4.2.8	No Joint Assessment	53
4.2.9	Principal Place of Business	53
4.2.10	ERISA	53
4.2.11	Material Agreements	54
4.2.12	Intentionally Omitted	54

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1	Insurance	54
5.1.1	Insurance Policies	54
5.1.2	Insurance Company	58
Section 5.2	Casualty and Condemnation	58
5.2.1	Casualty	58
5.2.2	Condemnation	58
5.2.3	Casualty Proceeds	59
Section 5.3	Delivery of Net Proceeds	59
5.3.1	Minor Casualty or Condemnation	59
5.3.2	Major Casualty or Condemnation	59

VI. RESERVE FUNDS

Section 6.1	Intentionally Omitted	63
Section 6.2	Tax Funds	63
6.2.1	Deposits of Tax Funds	63
6.2.2	Release of Tax Funds	63

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SCHEDULES

Schedule I	-	Rent Roll
Schedule II	-	Intentionally Omitted
Schedule III	-	Organizational Chart
Schedule IV	-	Additional Disclosures
Schedule V(a)	-	Form of Interest Rate Cap Confirmation – UBS
Schedule V(b)	-	Form of Interest Rate Cap Confirmation – Third Party
Schedule VI	-	Property Condition Report
Schedule VII	-	Permitted Encumbrances
Schedule VIII	-	Management Agreement
Schedule IX	-	Borrower Other Obligations
Schedule X	-	Subsidiaries

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AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of August 10, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, New York, New York 10019 (together with its successors and assigns, “Lender”) and COLO PROPERTIES ATLANTA, LLC, a Delaware limited liability company, having an address at c/o The telx Group, Inc., 17 State Street, 33rd Floor, New York, New York 10004 (together with its permitted successors and permitted assigns, “Borrower”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H :

WHEREAS, Lender has made a loan in the original principal amount of up to Sixty Million and No/100 Dollars ($60,000,000.00) (the “Loan”) to Borrower pursuant to that certain Loan Agreement dated March 8, 2007 (the “Original Loan Agreement”) between Borrower and Lender, which Loan is evidenced by that certain Promissory Note dated as of March 8, 2007 (the “Original Note”) made by Borrower to Lender and secured by, among other things, that certain Deed to Secure Debt, Security Agreement and Financing Agreement dated as of March 8, 2007 (as amended, supplemented or otherwise modified from time to time, the “Mortgage”) by Borrower in favor of Lender pursuant to which Borrower has granted Lender a first priority mortgage on, among other things, the real property and other collateral as more fully described in the Mortgage (collectively, the “Property”);

WHEREAS, in accordance with Section 11.30 of the Original Mortgage Loan Agreement, Lender and Borrower have agreed to restructure the Loan and create an additional mezzanine loan;

WHEREAS, in accordance with the aforementioned, Lender and Borrower have agreed to amend and restate the Original Loan Agreement in its entirety in accordance with the terms hereof, to evidence, among other things, (i) amend and restate the Original Note to evidence the Loan in accordance with the terms of that certain Amended and Restated Promissory Note of even date herewith (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”) made by Borrower to Lender, (ii) the creation of the Mezzanine B Loan (as hereinafter defined), and (iii) certain other amendments to the Original Loan; and

WHEREAS, in furtherance of the foregoing, Borrower and Lender desire to amend, modify and restate in its entirety the Original Loan Agreement, as hereinafter set forth.

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Additional Disclosures” shall have the meaning set forth in Section 3.1.22.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common ownership or control with such Person or is a director or officer of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Manager” shall mean any Manager in which Borrower, Mezzanine A Borrower, Mezzanine B Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean Wells Fargo Bank, N.A. and any successor Eligible Institution thereto.

“Aggregate Debt” shall mean, as of any date of calculation, the sum of (a) the Debt, (b) the “Debt” under the Mezzanine A Loan and as defined in the Mezzanine A Loan Agreement, (c) the “Debt” under the Mezzanine B Loan and as defined in the Mezzanine B Loan Agreement, and (d) the Indebtedness under any New Mezzanine Loan(s) entered into in accordance with this Agreement.

“Aggregate Debt Service” shall mean, with respect to any particular period of time, the sum of (a) the Debt Service, (b) the Mezzanine A Debt Service, (c) the Mezzanine B Debt Service, and (d) the scheduled principal and/or interest payments due under any New Mezzanine Loan(s) entered into in accordance with this Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00).

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Income from Operations, Operating Expenses, and Capital Expenditures for the Applicable Fiscal Year.

“Applicable Interest Rate” shall mean 6.6192% per annum for the initial Interest Period and thereafter either (i) LIBOR Interest Rate plus the Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Substitute Rate plus the Substitute Spread with respect to any period when the Loan is a Substitute Rate Loan.

“Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal with respect to the Property) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in both form and substance satisfactory to Lender in its sole, but reasonable, discretion.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of March 8, 2007, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of March 8, 2007, among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Protection Agreement” shall mean that certain Assignment of Interest Rate Protection Agreement, dated as of March 8, 2007, between Borrower and Lender and acknowledged by IXIS Financial Products Inc. and any other Assignment of Interest Rate Protection Agreement hereafter delivered, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Action” shall mean with respect to any Person (i) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes, (ii) Insurance Premiums and (iii) Other Charges.

“Borrower” shall mean Colo Properties Atlanta, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).

“Broker” shall have the meaning set forth in Section 11.21.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” shall mean, for any period, amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Capped LIBOR Rate” shall mean 6.50%.

“Cash Management Agreement” shall mean that certain Cash Management Agreement dated as of March 8, 2007 among Lender, Borrower, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“Clearing Account Agreement” shall have the meaning set forth in the Cash Management Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement and (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support acceptable to Lender or, after a Securitization, the Rating Agencies, provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, late payment fees, protective advances, the Spread Maintenance Premium and any Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(i) the numerator is the Net Cash Flow for such period as set forth in the financial statements required in accordance with this Agreement; and

(ii) the denominator is the Aggregate Debt Service.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Applicable Interest Rate.

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the month in which such Interest Period commences; provided, however, that Lender shall have the right to change the Determination Date to any other day upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P and having at least the equivalent rating from one of the two other Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of March 28, 2007 executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 4.2.10.

“Estoppels” shall have the meaning set forth in Section 3.1.22.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 9.1(c).

“Executive Order” shall have the meaning set forth in the definition of “Prohibited Person”.

“Extended Maturity Date” shall have the meaning set forth in Section 2.3.2 hereof.

“Extension Option” shall have the meaning set forth in Section 2.3.2(b) hereof.

“Extension Fee” shall mean an amount equal to 0.125% of the outstanding principal amount of the Loan on the first day of the Extension Term.

“Extension Term” shall have the meaning set forth in Section 2.3.2 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(i).

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(d).

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents and other license, lease, and concession fees, fees from the provision of services (including wiring, cross-connection, media conversion, easyMUX, rack-and-stack and build-out services), non-recurring, fees under licenses entered into at the Property (including up-front cross-connection fees and other non-recurring cage, cabinet, DC plant, wiring services and clocking fees, provided, however, that the amount of such fees included in Gross Income from Operations, when added to similar fees paid to Borrower, shall be limited to $500,000 per annum or (pro rata portion thereof if applicable)), reimbursements from tenants and customers, utility charges, escalations, forfeited security deposits, service fees or charges, parking fees, and proceeds, if any, from business interruption or other loss of income insurance, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, non-recurring revenues as determined by Lender, payments received by Borrower under the Interest Rate Protection Agreement, proceeds from the sale or refinancing of the Property, security deposits

(except to the extent determined to be a forfeited security deposit properly utilized to offset a loss of Rent that would have become due under the Lease to which such security deposit relates during the applicable period), refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Net Proceeds (other than business interruption or other loss of income insurance), Awards, utility and other similar deposits, any disbursements to Borrower from the Reserve Funds.

“Guarantor” shall mean The tel x Group, Inc., a Delaware corporation.

“Guaranty” shall mean that certain Amended and Restated Guaranty of Recourse Obligations of even date herewith from Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Headquarters” shall mean The telx Group, Inc., 17 State Street, 33rd Floor, New York, New York 10004.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a guaranteed preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.1.24(q).

“Initial Maturity Date” shall mean the Monthly Payment Date occurring in March 2009.

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof rendered by Edwards Angell Palmer & Dodge LLP in connection with the Loan.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.l(b).

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the fifteenth (15th) day of the preceding calendar month and terminating on the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Closing Date and shall end on the immediately following fourteenth (14th ) day of the calendar month.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance satisfactory to Lender, with a confirmation from UBS in the form attached hereto as Schedule V(a) and/or a confirmation from any other Counterparty in the form attached hereto as Schedule V(b), as applicable, between Borrower and, subject to Section 4.1.11, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“Lease” shall have the meaning set forth in Article 1 of the Mortgage.

“Lease Request Package” shall have the meaning set forth in Section 4.1.9(e).

“Lease Term Sheet” shall have the meaning set forth in Section 4.1.9(f).

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean UBS REAL ESTATE SECURITIES INC., a Delaware corporation, together with its successors and assigns.

“Lender Group” shall have the meaning set forth in Section 9.2(b).

“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(b).

“Leverage Ratio” shall mean, with respect to Guarantor, the ratio of Total Debt to Total Assets.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“LIBOR” shall mean, with respect to each Interest Period, the rate (calculated by Lender, expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in United States dollars for a one-month period, which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the applicable Determination Date, LIBOR for the next Interest Period and such Determination Date, Lender shall request the principal London office of any four (4) major reference banks in the London interbank market selected by Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one (1) month period as of 11:00 a.m., London time, on such Determination Date in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time. If at least two (2) such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two (2) such quotations are so provided, Lender shall request any three (3) major banks in New York City selected by Lender to provide such bank’s rate for loans in United States dollars to leading European banks for a one (1) month period as of approximately 11:00 a.m., New York City time, on the applicable Determination Date for amounts in a principal amount of not less than One Million and No/100 Dollars ($1,000,000.00) that is representative for a single transaction in the relevant market at such time. If at least two (2) such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent.

“LIBOR Interest Rate” shall mean with respect to each Interest Period the quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to one hundred percent (100%) minus the Reserve Requirement applicable to the Interest Period.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of Sixty Million and No/100 Dollars ($60,000,000.00) made by Lender to Borrower pursuant to this Agreement evidenced by the Note and secured by the Mortgage, together with all sums due or to become due thereunder.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Guaranty, the Assignment of Protection Agreement, the Assignment of Management Agreement and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Aggregate Debt and the denominator is equal to the appraised value of the Property based on an Appraisal, as determined by Lender in its sole and absolute discretion.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Major Lease” shall mean any Lease (i) covering more than 5,000 square feet at the Property, (ii) made with a Tenant that is a Tenant under another Lease at the Property or that is an Affiliate of any other Tenant under a Lease at the Property, if the Leases together cover more than 7,500 square feet, (iii) made with a Tenant that is paying base rent in an amount equal to or exceeding three percent (3)% of the Gross Income from Operations, or (iv) any other Tenant under a Lease at the Property identified by Lender as an “major tenant” of the Property.

“Management Agreement” shall mean that certain management agreement entered into by and between Borrower and the Manager, pursuant to which the Manager is to provide management and other services with respect to the Property.

“Manager” shall mean CPA Holdings, LLC, a Delaware limited liability company, or if the context requires, a Qualifying Manager who is managing the Property in accordance with the terms or provisions of this Agreement, or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, prospects, Major Leases or results of operations of Borrower, Guarantor or the Property, (ii) the ability of Borrower or Guarantor to perform, in all material respects, its obligations under each of the Loan Documents, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document or (iv) the value of or cash flow from the Property or the operations thereof. Notwithstanding anything in this Agreement to the contrary, an act, event or occurrence with respect to Guarantor shall not have a Material Adverse Effect, provided that (i) the Net Worth of Guarantor equals or exceeds Twenty-Five Million and No/l00 Dollars ($25,000,000.00), (ii) such act, event or occurrence shall not otherwise have a Material Adverse Effect, and (iii) such act, event or occurrence shall not have any material adverse effect upon the ability of Guarantor to perform, in all material respects, its obligations under each of the Loan Documents to which it is a party.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement and the Leases or other contract and/or agreement that is material to the use and operation of the Property or to Borrower.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options, the applicable Extended Maturity Date, or, such other date on which the outstanding principal balance of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Maximum Leverage Ratio” shall mean, with respect to Guarantor, a Leverage Ratio of fifty percent (50%).

“Mezzanine A Borrower” shall mean CP Atlanta, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Mezzanine A Note.

“Mezzanine A Lender” shall mean UBS Real Estate Securities Inc., a Delaware corporation, together with its successors and assigns.

“Mezzanine A Loan” shall mean the mezzanine loan made by Mezzanine A Lender to Mezzanine Borrower in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00).

“Mezzanine Loans” shall have the meaning set forth in Section 11.30.

“Mezzanine A Loan Agreement” shall mean that certain Amended and Restated Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Lender and Mezzanine A Borrower, as in effect on the date hereof.

“Mezzanine A Loan Documents” shall mean, collectively, the Mezzanine A Note, the Mezzanine A Loan Agreement and any and all other documents evidencing or securing the Mezzanine A Loan, in each case, as in effect on the date hereof.

“Mezzanine A Note” shall mean that certain Amended and Restated Mezzanine A Promissory Note, dated the date hereof, made by Mezzanine A Borrower to Mezzanine A Lender in the original principal amount of $10,000,000.00, as in effect on the date hereof.

“Mezzanine B Borrower” shall mean CP Atlanta II, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

“Mezzanine B Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Mezzanine B Note.

“Mezzanine B Lender” shall mean UBS Real Estate Securities Inc., a Delaware corporation, together with its successors and assigns.

“Mezzanine B Loan” shall mean the mezzanine loan made by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00).

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Lender and Mezzanine B Borrower, as in effect on the date hereof.

“Mezzanine B Loan Documents” shall mean, collectively, the Mezzanine B Note, the Mezzanine B Loan Agreement and any and all other documents evidencing or securing the Mezzanine B Loan, in each case, as in effect on the date hereof.

“Mezzanine B Note” shall mean that certain Mezzanine B Promissory Note, dated the date hereof, made by Mezzanine B Borrower to Mezzanine B Lender in the original principal amount of $10,000,000.00, as in effect on the date hereof.

“Minimum Counterparty Rating” shall mean a credit rating from S&P and Fitch of at least “AA” and from Moody’s of at least “Aa2”; provided, however, that if Lender is the Counterparty, the Minimum Counterparty Rating shall mean a credit rating from S&P and Fitch of at least “AA” and from Moody’s of at least “Aa3”. If S&P, Moody’s or Fitch withdraws or downgrades the credit rating of the Counterparty below the ratings required by this definition, Borrower shall replace the Interest Rate Protection Agreement not later than fifteen (15) Business Days following written notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance satisfactory to Lender (and meeting the requirements set forth in Section 2.5 of this Agreement) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monthly Debt Service Payment Amount” shall mean an amount equal to the sum of interest only which is due on the Loan for the Interest Period in which the Monthly Payment Date occurs.

“Monthly Payment Date” shall mean April 9, 2007 and the ninth (9 th) day of every calendar month occurring thereafter during the term of the Loan, provided, however, that Lender shall have the right to change the Monthly Payment Date to any other day (or such other day of a calendar month selected by Lender, in its sole and absolute discretion, to collect debt service payments under loans which it makes and securitizes) upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement and the other Loan Documents to evidence such change.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean that certain first priority Deed to Secure Debt, Security Agreement and Financing Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).

“Net Worth” shall have the meaning set forth in the Guaranty.

“New Mezzanine Borrower” shall have the meaning set forth in Section 11.30.

“New Mezzanine Loan” shall have the meaning set forth in Section 11.30.

“Note” shall have the meaning set forth in Section 2.1.3.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Expenses” shall mean, for any period of determination, management fees equal to the greater of (i) 5% of Gross Income from Operations or (ii) the actual management fees, in the aggregate, payable under the Management Agreement, and the total of all other expenditures, computed in accordance with GAAP, of whatever kind incurred by Borrower and relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Aggregate Debt Service (including amortization, if any), Leasing Expenses, Capital Expenditures and contributions to the Reserve Funds.

“Optional Repayment” shall mean a partial repayment of the Loan in a principal amount equal to $6,000,000.00 upon the occurrence of the Optional Repayment Trigger Event.

“Optional Repayment Trigger Event” shall mean the date when (i) Guarantor’s leverage ratio exceeds the Maximum Leverage Ratio, or (ii) the Revenue declines more than fifteen percent (15%) from the previous quarter.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Patriot Act” shall mean collectively all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, and (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean September 9, 2007.

“Permitted Transferee” shall mean a corporation, partnership or limited liability company (i) acceptable to Lender in its sole, but reasonable, discretion, (ii) that qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies and (iii) whose counsel has delivered to Lender a non-consolidation opinion acceptable to Lender and the Rating Agencies in their sole discretion.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policy” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prepayment Fee” shall mean an amount equal to (i) 1.50% of the principal balance of the Loan being prepaid if the prepayment occurs at any time on or prior to March 9, 2008, (ii) 1. 0% of the principal balance of the Loan being prepaid if the prepayment occurs at any time after March 9, 2008 but on or prior to September 9, 2008, and (iii) 0.50% of the principal balance of the Loan being prepaid if the prepayment occurs on any date after September 9,2008 but prior to March 9,2009.

“Prohibited Person” shall mean any Person:

(i) listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order;

(iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order;

(iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi) who is an Affiliate of a Person listed above.

“Professional Independent Director” shall have the meaning as set forth in Section 3.1.24(b)(xvi).

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage.

“Qualifying Manager” means (i) Manager, Borrower, Guarantor or any Affiliate of Borrower or Guarantor, or (ii) any other reputable and experienced professional management organization not subject to insolvency proceedings and with substantial experience managing telecommunications, interconnection facilities, which professional management organization shall be acceptable to Lender in its reasonable discretion, provided that with respect to clause (ii), (a) prior to a Securitization, if such entity is an Affiliate of Borrower, a non-consolidation opinion acceptable to Lender and (b) after a Securitization, Borrower shall have obtained (A) a Rating Agency Confirmation that management of the Property by such entity will not, in and of itself, cause a downgrade, withdrawal or qualification of the then current ratings of the securities issued pursuant to the Securitization, and (B) if such entity is an Affiliate of Borrower, a non-consolidation opinion acceptable to the Rating Agencies. Prior to any Qualifying Manager that is an Affiliate Manager assuming management of the Property, the Lender shall receive an updated Insolvency Opinion with respect to such Affiliate Manager in form, scope and substance reasonably acceptable in all respects to Lender and Rating Agencies.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities or any class thereof.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities or any class thereof by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Party” shall have the meaning set forth in Section 3.1.24(w)(iii).

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“Renewal Lease” shall have the meaning set forth in Section 4.1.9(a).

“Rent Roll” means that certain Rent Roll attached hereto as Schedule I, the form of which is hereby approved by Lender.

“Rents” shall have the meaning set forth in Article 1 of the Mortgage.

“Required Net Worth” shall have the meaning as set forth in the Guaranty.

“Reserve Funds” shall mean, collectively the Capital Expenditure Funds, the Insurance Funds, the Tax Funds and the Rollover Funds.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit. or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Lender’s computation of same shall be final absent manifest error.

“Resizing Event” shall have the meaning set forth in Section 11.29.

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00).

“Restricted Party” shall mean collectively, (a) Borrower, Guarantor, and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Guarantor, any Affiliated Manager or any non-member manager.

“Revenue” shall mean, for any period, revenues from the ownership and operation of the Property from whatsoever source during such period, including, but not limited to (i) Rents, (ii) other license, lease, and concession fees, fees from the provision of services (including wiring, cross-connection, media conversion, easyMUX, rack-and-stack and build-out services), non-recurring, fees under licenses entered into at the Property (including up-front cross-connection fees and other non-recurring cage, cabinet, DC plant, wiring services and clocking fees, provided, however, that the amount of such fees included in Revenue, when added to similar fees paid to Borrower, shall be limited to $500,000 per annum or (pro rata portion thereof if applicable)), reimbursements from tenants and customers, utility charges, escalations, forfeited security deposits, service fees or charges, parking fees, and proceeds, if any, from business interruption or other loss of income insurance, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority and non-recurring revenues as determined by Lender, (iii) payments received by Borrower under the Interest Rate Protection Agreement, proceeds from the sale or refinancing of the Property, security deposits (except to the extent determined to be a forfeited security deposit properly utilized to offset a loss of Rent that would have become due under the Lease to which such security deposit relates during the applicable period), refunds and uncollectible accounts, sales of furniture, fixtures and equipment, and (iv) Net Proceeds (other than business interruption or other loss of income insurance), Awards, utility and other similar deposits, and any disbursements to Borrower from the Reserve Funds.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Secondary Market Transactions” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Deposits” shall mean any and all monies representing security deposits under the Lease.

“Servicer” shall have the meaning set forth in Section 11.24(a).

“Servicing Agreement” shall have the meaning set forth in Section 11.24(a).

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPC Party” shall have the meaning set forth in Section 3.1.24(b).(xv)(A).

“Spread” shall mean 167.50 basis points.

“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.4.3 or 2.4.4 hereof, an amount equal to the present value, discounted at LIBOR on the most recent Determination Date, of all future installments of interest which would have been due hereunder through the last day of the Interest Period during which the Permitted Prepayment Date occurs on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the LIBOR Interest Rate then in effect plus the Spread. The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.

“State” shall mean the state or commonwealth in which the Property or any part thereof is located.

“Substitute Rate” shall have the meaning set forth in Section 2.2.3(b).

“Substitute Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Substitute Rate plus the Substitute Spread in accordance with the provisions of Article II hereof.

“Substitute Spread” shall have the meaning set forth in Section 2.2.3(b).

“Supplemental Closing Date” shall mean the date of this Agreement.

“Survey” shall mean a current land survey for the Property, certified to the title company and Lender and its successors and assigns, in form and content satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, together with the surveyor’s seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage together with such endorsements and affirmative coverages as Lender may require.

“Total Assets” shall mean the sum of assets owned by Guarantor as listed on its corporate balance sheet delivered to Lender in any reporting period.

“Total Debt” shall mean the sum of current portion of notes payable and long-term notes, whether secured or unsecured, and contingent liabilities, each as listed on Guarantor’s corporate balance sheet delivered to Lender in any reporting period.

“Transferee” shall have the meaning set forth in Section 8.1.1(f)(ii).

“Transfer” shall have the meaning set forth in Section 8.1(a).

“Trigger Event” shall have the meaning set forth in the Cash Management Agreement.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UBS” shall mean UBS Real Estate Securities Inc., a Delaware corporation.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

“Vacant Space” shall have the meaning set forth in Section 6.5.2.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.	THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by that certain Amended and Restated Promissory Note of even date herewith, in the stated principal amount of Sixty Million and No/100 Dollars ($60,000,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (a) pay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender and (f) distribute the balance of the proceeds, if any, to Borrower, in its discretion.

Section 2.2 Interest Rate.

2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, (i) interest on the principal balance of the Loan outstanding from time to time shall accrue from (and including) the Closing Date through (through but not including) the Supplemental Closing Date at the Applicable Interest Rate set forth in the Original Loan Agreement, and (ii) interest on the principal balance of the Loan outstanding from time to time shall accrue from (and including) the Supplemental Closing Date up to and including the end of the last Interest Period at the Applicable Interest Rate as set forth herein.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate.

(a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day of the new Interest Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall, by written notice to Borrower (“Lender’s Notice”), which notice shall set forth in reasonable detail such circumstances, establish the Applicable Interest Rate at Lender’s then customary spread (the “Substitute Spread”), taking into account the size of the Loan and the creditworthiness of Borrower, above a published index used for variable rate loans as reasonably determined by Lender (the “Substitute Rate”).

(c) If, pursuant to the terms of this Agreement, the Loan has been converted to a Substitute Rate Loan and, Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Substitute Rate Loan shall automatically convert to a LIBOR Loan on the first day of the Interest Period next following the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Substitute Rate Loan.

(d) With respect to a LlBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (excluding Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(e) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) Lender may give Borrower a Lender’s Notice detailing such requirement of law, establishing the Applicable Interest Rate at the Substitute Rate plus the Substitute Spread, in which case the Applicable Interest Rate shall be a rate equal to the Substitute Rate in effect from time to time plus the Substitute Spread. In the event the condition necessitating the cancellation of Lender’s obligation to make a LIBOR Loan hereunder shall cease, Lender shall promptly notify Borrower of such cessation in writing and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the calendar month next following such cessation. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(ii) shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder; or

(iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless the requirement for such additional amount is the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amounts required to fully compensate Lender for such additional costs or reduced amounts. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Substitute Rate plus the Substitute Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Substitute Rate plus the Substitute Spread on a date other than the Monthly Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(h) The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period and a payment to Lender of equal to the Monthly Debt Service Payment Amount (using the Applicable Interest Rate and outstanding principal applicable under the Original Loan Agreement) for the Loan on each Monthly Payment Date thereafter to and including the Monthly Payment Date occurring in [            ], 2007. Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount (using the Applicable Interest Rate and outstanding principal applicable under this Agreement) on the Monthly Payment Date occurring in [            ], 2007, and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to interest accrued, or to be accrued, for the Interest Period in which the Monthly Payment Date or Maturity Date occurs and the balance, if any, to the outstanding principal amount of the Loan.

2.3.2 Payment on Maturity Date. (a) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents, including, without limitation, all interest which has or will accrue on the on the outstanding principal balance of the Loan through and including the last day of the Interest Period in which the Maturity Date occurs.

(b) Borrower shall have the option to extend the Maturity Date of the Loan for three (3) successive terms (each such option; an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such Extension Option is the “Extended Maturity Date”) upon satisfaction of the following terms and conditions: (i) Borrower shall provide Lender with written notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than ninety (90) days prior to the date the Loan is then scheduled to mature, which notice shall be irrevocable, (ii) no Event of Default shall be in existence either at the time of Borrower’s notice or at the then-current Maturity Date, (iii) Borrower shall enter into an Interest Rate Protection Agreement through the term of the applicable extension under the same terms and conditions of the initial Interest Rate Protection Agreement (including its LIBOR strike price) entered into in connection with the Loan and shall provide an Assignment of Protection Agreement with respect thereto in the form of Assignment of Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Lender, and (iv) Borrower shall have paid or caused to be paid to Lender the applicable non-refundable Extension Fee; provided, however, Borrower shall not pay or cause to be paid to Lender the Extension Fee for the first Extension Term.

2.3.3 Interest Rate after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) four percent (4%) of such unpaid sum or (b) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first (1st) Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under the Note, this Agreement or any of the other Loan Documents) and, with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, during such extension.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. On and after the Permitted Prepayment Date, provided no Event of Default has occurred and is continuing, Borrower may, at its option and upon thirty (30) days’ prior notice to Lender, prepay the Debt in whole but not in part; provided, however, any prepayment received by Lender prior to March 9, 2009 shall be accompanied by (i) the applicable Prepayment Fee, (ii) Breakage Costs and (iii) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period related to such Monthly Payment Date. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date. If for any reason Borrower prepays the Loan on a date other than a Monthly Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment. No prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required to or otherwise does not make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment.

2.4.3 Prepayments After Default. If after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower (which tender Lender may reject to the extent permitted under applicable Legal Requirements), a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay in addition to the outstanding principal balance of the Loan (a) prepayment fee equal to one percent (1.0%) of the principal amount being prepaid, (b) the applicable Prepayment Fee, (c) Breakage Costs, (d) if made prior to the Permitted Prepayment Date, the Spread Maintenance Premium calculated with respect to the amount of principal being repaid, and (e) all other amounts payable under the Loan Documents. All such amounts determined under this Section 2.4.3 shall be calculated in accordance with Section 2.4.1 as if a prepayment has occurred.

2.4.4 Optional Repayment. (a) Upon the occurrence of an Optional Repayment Trigger Event, Lender shall provide written notice to Borrower. Borrower shall respond to Lender with additional information detailing the facts that led to the occurrence of such Trigger Event within ten (10) Business Days of receipt of Lender’s written notice. Within ten (10) Business Days of receipt of Borrower’s written response, Lender may elect, in its sole discretion, to cause Borrower to make the Optional Repayment. If Lender so elects, then Borrower shall make the Optional Repayment on or before the next occurring Monthly Payment Date; provided, however, any Optional Repayment shall be accompanied by (i) the applicable Prepayment Fee, (ii) Breakage Costs, (iii) if made prior to the Permitted Prepayment Date, the Spread Maintenance Premium calculated with respect to the amount of such Optional Repayment, and (iv) all interest which would have accrued on the amount of the Optional Repayment to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such payment, or, if such Optional Repayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period related to such Monthly Payment Date, and Borrower shall concurrently make (i) the Optional Repayment (as defined in the Mezzanine A Loan Agreement) in accordance with the terms of Section 2.4.5 of the Mezzanine A Loan Agreement to the extent the Mezzanine A Loan remains outstanding, and (ii) the Optional Repayment (as defined in the Mezzanine B Loan Agreement) in accordance with the terms of Section 2.4.5 of the Mezzanine B Loan Agreement to the extent the Mezzanine B Loan remains outstanding. If for any reason Borrower make the Optional Repayment on a date other than a Monthly Payment Date, Borrower shall pay Lender, in addition to Optional Repayment, all interest which would have accrued on the amount of the Optional Repayment to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such payment. No Optional Repayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, Determination Date in such calendar month, unless consented to by Lender in its sole discretion. With respect to an Optional Repayment Trigger Event, if Lender does not elect to cause Borrower to make the Optional Repayment in accordance with this Section 2.4.4(a), Lender shall not require such Optional Repayment until the occurrence of another, separate Optional Repayment Trigger Event.

(b) Notwithstanding anything to the contrary contained herein, neither any failure nor any delay on the part of Lender in electing the Optional Repayment under this Section 2.4.4 shall operate or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.

Section 2.5 Interest Rate Cap. At all times during the term of the Loan Borrower shall maintain in effect an Interest Rate Protection Agreement having a term equal to the term of the Loan, with an initial notional amount equal to the amount of the Loan and with a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating. If Borrower obtains one (1) interest rate cap, the LIBOR strike rate under the Interest Rate Protection Agreement shall be equal to or less than the Capped LIBOR Rate, or if Borrower obtains more than one (1) interest rate cap, the blended LIBOR strike rate under the Interest Rate Protection Agreement, as determined by Lender, shall be equal to or less than the Capped LIBOR Rate. The Interest Rate Protection Agreement shall be in form and substance substantially similar to the Interest Rate Protection Agreement in effect as of the date hereof. In the event of any downgrade or withdrawal of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall replace the Interest Rate Protection Agreement not later than thirty (30) Business Days following receipt of notice from Lender of such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty acceptable to Lender having a Minimum Counterparty Rating; provided, however, that if Lender is the Counterparty and any Rating Agency withdraws or downgrades the credit rating of Lender below the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within thirty (30) Business Days following Lender’s written notice to Borrower of such downgrade or withdrawal Lender posts additional collateral acceptable to the Rating Agencies securing its obligations under the Interest Rate protection Agreement.

III.	REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations. Borrower represents and warrants that:

3.1.1 Organization. (a) Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change); provided, however, Borrower shall be permitted to maintain certain of its books and records, as determined by Borrower in its reasonable discretion, at its Headquarters. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 0426571. Borrower’s federal tax identification number is 20-0854949.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Guarantor, any SPC Party or the Property in any court or by or before any other Governmental Authority that would have a Material Adverse Effect.

3.1.5 Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, will create (a) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personality (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower has received no written notice of any default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would have a Material Adverse Effect. There has not been and shall never be committed by Borrower or to the best of Borrower’s knowledge, any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. Borrower has received no written notice that a Condemnation or other proceeding has been commenced. To Borrower’s best knowledge, no condemnation or other proceeding is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.

3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. Borrower has received no written notice that there are any pending or proposed special or other assessments for public improvements or otherwise affecting the Property, or that there are any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or .certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made under any of the Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits and approvals, including, without limitation, certificates of occupancy, required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect.

3.1.19 Flood Zone. Except as shown on the Survey, none of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20 Physical Condition. Except as provided in that certain property condition report attached hereto as Schedule VI provided to Lender and to Borrower’s knowledge after due inquiry and diligence, (a) the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; (b) there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and (c) Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by title insurance each of which, whether or not insured, are shown on the Survey.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the Rent Roll attached hereto as Schedule I is true, complete and correct, the Property is not subject to any Leases other than the Leases described in Schedule I, Borrower is the sole owner of landlord’s interest in the Leases, and no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, (b) the Leases identified on Schedule I are in full force and effect and there are no material defaults thereunder by either party except (i) as provided in any estoppel certificates or similar documents provided to Lender (collectively, the “Estoppels”), (ii) as disclosed in the Rent Roll, or (iii) as otherwise disclosed by Borrower to Lender attached hereto as Schedule IV (the “Additional Disclosures”) (collectively, the Additional Disclosures, the Rent Roll and the Estoppels, the “Lease Disclosures”), (c) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (d) except as provided in the Lease Disclosures, no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (e) except as provided in the Lease Disclosures, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (g) all security deposits are being held in accordance with Legal Requirements (h) except as provided in the Lease Disclosures, neither the landlord nor any Tenant is in default under any of the Leases; (i) except as provided in the Lease Disclosures, Borrower has no knowledge of any notice of termination or default with respect to any Lease; (j) Borrower has not assigned or pledged any of the Leases, the rents or any interests therein except to Lender; (k) except as provided in the Lease Disclosures, no Tenant or other party has an option or right of first refusal or offer, to purchase all or any portion of the Property; and (1) no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder.

3.1.24 Single Purpose. (a) Borrower hereby represents with respect to Borrower that it:

(i) is and always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii) except for Permitted Encumbrances (as detailed on Schedule VII attached hereto), has no judgments or liens of any nature against it except for tax liens not yet due;

(iii) is in material compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;

(iv) is not involved in any dispute with any taxing authority;

(v) has paid all taxes which it owes;

(vi) has never owned any real property other than the Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property;

(vii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(viii) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition;

(ix) has obtained a current Phase I environmental site assessment (“ESA”) for the Property prepared by EBI Consulting and to Borrower’s best knowledge, the ESA has not identified any recognized environmental conditions that require further investigation or remediation; and

(x) has no material contingent or actual obligations not related to the Property.

(b) Borrower hereby represents and warrants to and covenants with Lender that as of the date and until such time as the debt shall be paid in full:

(i) Borrower does not own and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(ii) Borrower will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.

(iii) Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party.

(iv) Borrower will not incur, create or assume any Indebtedness other than (i) the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $500,000 at any one time, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property with annual payments not exceeding $100,000 in the aggregate; provided that any Indebtedness incurred pursuant to subclause (ii) and (iii) shall be (x) (A) with respect to subclause (ii), paid within sixty (60) days of the date incurred, and (B) with respect to subclause (iii), paid when it is due and payable, and (y) incurred in the ordinary course of business. No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.

(v) Borrower will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire any obligations or securities of its Affiliates.

(vi) Borrower is and will remain solvent and Borrower will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

(vii) Borrower will do all things necessary to observe organizational formalities and preserve its existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of

Borrower or such constituent party without the prior consent of Lender in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.

(viii) Borrower will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person and will pay all of its own taxes as required under applicable law. Borrower shall maintain its books, records, resolutions and agreements as official records.

(ix) Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(x) Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(xi) Neither Borrower nor any constituent party will engage in, seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, or sale or transfer of all or substantially all of the assets, of Borrower.

(xii) Borrower will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(xiii) Borrower will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(xiv) Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person and will not pledge its assets for the benefit of any other Person.

(xv) (A) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be either a corporation whose sole asset is its interest in Borrower, a single-member Delaware limited liability company or a multi-member Delaware limited liability company with two (2) springing members, and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation or limited liability company operating agreement are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(B) If Borrower is a single member limited liability company, Borrower shall have at least two (2) springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.

(xvi) Borrower shall at all times cause there to be at least two duly appointed Independent Directors of each SPC Party and Borrower reasonably satisfactory to Lender. “Independent Director” means a natural person who has not been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party and Borrower, and may not have been at any time during the five years preceding such, appointment (i) a stockholder; director (other than as an Independent Director), officer, trustee, manager, member, employee, partner, attorney or counsel of such SPC Party, Borrower or any Affiliate of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such Person excluded from serving as Independent Director under clauses (i) or (ii), or (iv) a member of the immediate family by blood or marriage of any such Person excluded from serving as Independent Director under clause (i) or (ii). A natural person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director of the SPC Party if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors and that also provides other corporate services in the ordinary course of its business (a “Professional Independent Director”). A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director of a “special purpose entity” affiliated with the borrower shall not be disqualified from serving as an Independent Director of the SPC Party if either (x) such individual is a professional independent director or (y) the fees that such individual earns from serving as independent director of Affiliates of Borrower or the SPC Party in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for the year. Notwithstanding the immediately preceding sentence, an Independent Director may not simultaneously serve and Independent Director of Borrower or SPC Party and Independent Director of a special purpose entity that owns a direct or indirect equity interest in Borrower or SPC Party or a direct or indirect interest equity interest in any co-borrower of Borrower or SPC Party. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities substantially similar to those set forth in the SPC Party’s organizational documents.

(xvii) Borrower shall not cause or permit the board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by- laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors of each SPC Party and Borrower unless at the time of such action there shall be at least two (2) members who are each an Independent Director.

(xviii) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(xix) Borrower will not permit any Affiliate or constituent party independent access to its bank accounts.

(xx) Borrower shall pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(xxi) Borrower shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.

(xxii) Borrower will allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared. office space and for services performed by an employee of an Affiliate.

(xxiii) Borrower will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(xxiv) Borrower will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(c) Borrower hereby represents and warrants from the date of formation on:

(i) Borrower has not owned any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership or operation of the Property.

(ii) Borrower has not engaged in any business other than the ownership, management and operation of the Property and Borrower has conducted and operated its business as presently conducted and operated.

(iii) Borrower has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(iv) Borrower has not incurred any Indebtedness other than (A) the mortgage debt encumbering the Property, (B) unsecured trade payables and operational debt not evidenced by a note and (C) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(v) Borrower has paid all of its debts and liabilities from its assets prior to such amounts being delinquent;

(vi) Borrower has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its existence;

(vii) Borrower has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person. Borrower’s assets have not be listed as assets on the financial statement of any other Person. Borrower has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person. Borrower has maintained its books, records, resolutions and agreements as official records;

(viii) Borrower has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party), has corrected any known misunderstanding regarding its status as a separate entity, conducted all of its business and held all of its assets in its own name, has not identified itself or any of its affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks bearing its own name;

(ix) Borrower has maintained adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(x) Neither Borrower nor any constituent party has caused the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower;

(xi) Borrower has not commingled the funds and other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held all of its assets in its own name;

(xii) Borrower has maintained its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(xiii) Borrower has not guaranteed or became obligated for the debts of any other Person and has not held itself out as being responsible for or have the debts or obligations of any other Person;

(xiv) Borrower has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(xv) Borrower has not pledged its assets to secure the obligations of any other Person, except as detailed on Schedule IX attached hereto and no such pledge remains outstanding except in connection with the Loan;

(xvi) Borrower has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xvii) Borrower has not owned any subsidiary or any equity interest in any other entity, except as detailed on Schedule X hereto;

(xviii) Borrower has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents;

(xix) Borrower has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or. that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents; and

(xx) Except for CPA Access, LLC, none of the tenants holding leasehold interests with respect to the Property are affiliated with the Borrower.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud. any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Access/Utilities. Except as shown on the Survey, all public utilities necessary to the continued use and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property. To Borrower’s knowledge after due inquiry and diligence, all roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.33 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.34 Full and Accurate Disclosure. To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which will have a Material Adverse Effect.

3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.37 Management Agreement. All of the representations and warranties with respect to the Management Agreement set forth in Article VII of this Agreement are true and correct in all respects. The Management Agreement is in full force and effect and neither Borrower nor, to the best of Borrower’s knowledge, any other party to the Management Agreement, is in default thereunder, and to the best of Borrower’s knowledge after due inquiry, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as set forth on Schedule III, the Management Agreement has not been modified, amended or supplemented.

3.1.38 Perfection of Accounts. Borrower hereby represents, warrants and covenants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed the Accounts;

(b) The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement; and

(c) The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.39 Intentionally Omitted.

3.1.40 Patriot Act. (a) None of Borrower, any of their respective constituents or Affiliates, and to the best of Borrower’s knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loan is a Prohibited Person.

(b) None of Borrower, any of their respective constituents or Affiliates, any of their respective brokers or other agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

(c) Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section 3.1.40.

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV.	BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants. Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date such amounts would become delinquent. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; (f) Borrower shall furnish cash or other security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien; and (g) such contest by Borrower is not in violation of Leases.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower or Guarantor which if adversely determined would have a Material Adverse Effect.

4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) GAAP. Borrower shall keep and maintain or shall cause to be kept and maintained, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. All financial statements delivered to Lender in accordance with this Section 4.1.6 shall be prepared in accordance with GAAP in the United States of America as in effect on the date so indicated and consistently applied (or such other accounting basis reasonably acceptable for Lender).

(b) Monthly Reports. Prior to a Securitization, within forty-five (45) days after the end of each calendar month, Borrower shall furnish to Lender a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Gross Income from Operations, Operating Expenses and Net Cash Flow for the calendar month just ended, a general ledger, a rent roll and, as requested by Lender, a written statement setting forth any variance from the Annual Budget and other documentation supporting the information disclosed in the most recent financial statements. In addition, such statement shall also be accompanied by (i) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such month for such month and (ii) a certificate of the chief financial officer of Borrower or the general partner of Borrower stating that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.

(c) Quarterly Reports. Within sixty (60) days after the end of each calendar quarter, Borrower shall furnish to Lender a detailed operating statement (showing quarterly activity and year-to-date) stating Gross Income from Operations, Operating Expenses, Net Cash

Flow, and net cash flow and capital expenditures for the calendar quarter just ended and a balance sheet for such quarter for Borrower. Borrower’s quarterly statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior calendar quarter, (ii) a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four quarters; (iii) a current rent roll for the Property; (iv) a certificate executed by the chief financial officer of Borrower or the general partner of Borrower stating that each such quarterly statement presents fairly the financial condition and the results of operations of the Borrower and the Property and has been prepared in accordance with general accepted accounting principles; and (vii) any notice received from a tenant under any Major Lease threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Major Lease or a material modification of any Major Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such tenant’s Major Lease, or any other similar material correspondence received. by Borrower from tenants under Major Leases during the subject fiscal quarter.

(d) Annual Reports. Within one hundred twenty (120) days after the end of each calendar year of Borrower’s operation of the Property, Borrower will furnish to Lender a complete copy of Guarantor’s consolidated annual financial statements audited by a “big four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP for such calendar year which financial statements shall contain a balance sheet, a detailed operating statement stating Gross Income from Operations, Operating Expenses, Net Cash Flow and net cash flow for each of Borrower, the Property and Guarantor. Guarantor’s consolidated annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior calendar year, (ii) a certificate executed by the chief financial officer of Guarantor or the general partner of Guarantor stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower, the Property and Guarantor and has been prepared in accordance with GAAP, and (iii) an unqualified opinion of a “big four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

(e) Certification; Supporting Documentation. Each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower.

(f) Additional Reports. Borrower shall deliver to Lender as soon as reasonably available but in no event later than thirty (30) days after such items become available to Borrower in final form:

(i) copies of any final engineering or environmental reports prepared for Borrower with respect to the Property;

(ii) a copy of any notice received by Borrower from any environmental authority having jurisdiction over the Property with respect to a condition existing or alleged to exist or emanate from or at the Property; and

(iii) if requested by Lender, a summary report listing only Tenants and square footage occupied by such Tenants.

(g) Access. Upon reasonable advance written notice to Borrower, Lender shall have the right from time to time at all times during normal business hours to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Lender shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest; provided, however, Borrower shall pay such costs and expenses upon the occurrence of an Event of Default or a Trigger Event (as defined in the Cash Management Agreement).

(h) Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette or (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic format reasonably acceptable to Lender.

(i) Annual Budget. Borrower shall submit the Annual Budget to Lender for Lender’s approval not later than sixty (60) days prior to the commencement of each Fiscal Year. Annual Budgets approved by Lender shall hereinafter be referred to as an “Approved Annual Budget.” In the event that Borrower incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(j) Other Required Information. Borrower shall furnish to Lender, within five (5) Business Days after written request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender, including, without limitation, a comparison of the budgeted income and expenses and the actual income and expenses for a quarter and year to date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such period and year to date.

(k) Guarantor’s Financial Reporting. Borrower shall cause Guarantor to comply with this Section 4.1.6.

4.1.7 Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (1 0) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Notwithstanding the foregoing, provided no Default or Event of Default shall have occurred, Lender shall be limited to one (1) request per calendar year.

(b) Only to the extent Borrower is entitled to receive under such applicable Lease, Borrower shall deliver to Lender, within thirty (30) days after request, an estoppel certificate from each Tenant under any Lease (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; provided further that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

4.1.9 Leasing Matters.

(a) Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease or Renewal Lease is executed by Borrower (unless, in the, case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute the applicable rent during such renewal, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not, in Borrower’s good faith judgment, as applicable, have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgage and the lessee thereunder agrees to attorn to Lender, (v) is written on the standard form of lease approved by Lender with modifications typically found in similar leases, and (vi) is not a Major Lease, All proposed Leases which do not satisfy the requirements set forth in this Section 4.1.9(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld. Notwithstanding anything contained to the contrary herein, service orders or licenses in the ordinary course of Borrower’s business with existing Tenants for (i) additional power, interconnections, services and/or conditioning; (ii) racks, cages or cabinets (but not additional demised space) not exceeding 500 square feet; or (iii) additional riser space, conduit space or ancillary space not exceeding 500 square feet shall not constitute an amendment to Major Lease requiring Lender’s approval hereunder; provided, however, any such service order or license, in one instance or in aggregate, shall not have any Material Adverse Effect. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection (a) together with Officer’s Certificate stating that Borrower has satisfied all of the conditions of this Section 4.1.9(a).

(b) Borrower (i) shall observe and perform, in all material respects, all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Leases; (iii) shall enforce in a commercially reasonable manner all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Lender’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; (vi) shall not consent to any assignment of or subletting under any Major Leases not in accordance with their terms, without the prior written consent of Lender; and (vii) any Lease termination or cancellation fees shall be paid to Lender and held in the Deposit Account.

(c) Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a Material Adverse Effect, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any lease subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Section 4.1.9(c) shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld, at Borrower’s reasonable expense not to exceed $500 in any instance. At Lender’s request, Borrower shall promptly deliver, or cause to be delivered, to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 4.1.9(c) together with Officer’s Certificate stating that all of the conditions of this Section 4.1.9(c) have been satisfied.

(d) Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.

(e) Notwithstanding the provisions of this Section 4.1.9, to the extent that Lender’s prior written approval is required pursuant to this Section 4.1.9, Lender shall, with respect to new Leases and modifications, amendments or terminations of existing Leases, have ten (10) Business Days from receipt of such written request and any and all material or relevant information and documentation (including, inter alia, a breakdown of all costs thereof) relating there to (collectively, the “Lease Request Package”) in which to furnish Lender’s approval or disapproval thereof, provided, such request to Lender is marked in bold, uppercase lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER and the envelope containing the request must be marked “PRIORITY”. In the event Lender fails to respond to the Lease Request Package within ten (10) Business Days after Lender’s receipt of the Lease Request Package, or with respect to a Major Lease, thereafter Borrower sends a second written request containing the following marked in bold, uppercase lettering: “YOUR FAILURE TO RESPOND TO THIS REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT SHALL RESULT IN THE ENCLOSED MATERIALS BEING DEEMED APPROVED” requiring a response within five (5) Business Days of Lender’s receipt of such second written request, Lender shall be deemed to have approved or consented to such new Lease or such modification, amendment or termination of an existing Leases, or with respect to a Major Lease, if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period. As part of the Lease Request Package, Borrower shall be required to provide Lender with such information and documentation as may be reasonably required by Lender, including without limitation, lease comparables and other market information as reasonably required by Lender.

(f) Notwithstanding the leasing approval procedures set forth above, to facilitate Borrower’s leasing process Borrower may present prospective leasing transactions to Lender prior to the negotiation of a final lease pursuant to the following procedures:

(i) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9, Borrower shall have the right to submit to Lender a summary term sheet of the proposed lease or a draft of the Lease, each including all material terms for the proposed lease including, without limitation, the identity of the tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower, and as supplemented by any additional information concerning such lease or tenant as may be reasonably requested by Lender (the “Lease Term Sheet”). Lender shall use commercially reasonable efforts to respond within ten (10) Business Days after Lender’s receipt of Borrower’s written request marked “Priority” (and containing a similar statement in bold, uppercase lettering as required under subsection (e) above) for approval or consent of the Lease Term Sheet and the delivery by Borrower of such other information and documentation reasonably requested by Lender in connection therewith. If Lender fails to respond to such request within ten (10) Business Days after receipt of such request and the delivery by Borrower of any other additional information or documentation reasonably requested by Lender in connection therewith, or with respect to a Major Lease, thereafter Borrower sends to Lender a second request marked “Priority” and containing a legend in bold, uppercase letters stating that Lender’s failure to respond within five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the Lease Term Sheet, or with respect to a Major Lease, if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period. If Lender approves or is deemed to have approved the Lease Term Sheet, Lender’s prior approval shall not be required for the final Lease, except to the extent such final Lease (A) deviates in any material respect from the terms set forth in the Lease Term Sheet or contains any material terms not set forth in the Lease Term Sheet and Lender determines in good faith that such deviation or new information shall materially or adversely affect either (1) Borrower’s interest under the Lease or (2) Lender’s interest in this Agreement or the other Loan Documents, (B) if a draft lease had not been submitted to Lender, deviates in any material respect from the standard form of lease approved by Lender and Lender determines in good faith that such deviation shall materially or adversely affect either (1) Borrower’s interest under the Lease or (2) Lender’s interest in this Agreement or the other Loan Documents or (C) is not fully executed within one hundred twenty (120) days after the Lease Term Sheet is approved or deemed approved. Borrower shall deliver to Lender a fully executed copy of the Lease within ten (10) days of the execution thereof; and

(ii) whenever Lender’s approval or consent is required pursuant to the provisions of this Section 4.1.9 for any matter that Lender has previously approved Lease Term Sheet pursuant to subsection (f)(i) above, Lender shall use commercially reasonable efforts to respond within five (5) Business Days after Lender’s receipt of both (A) Borrower’s written request marked “Priority” (and containing a similar statement in bold, uppercase lettering as required under subsection (f)(i) above) for such approval or consent and (B) such other information and documentation as is material or relevant to the request or otherwise is reasonably requested by Lender. If Lender fails to respond to such request within such five (5) Business Day period, and thereafter Borrower sends a second request containing a legend in bold, uppercase letters stating that Lender’s failure to respond within a second five (5) Business Days shall be deemed consent or approval, Lender shall be deemed to have approved or consented to the matter for which Lender’s consent or approval was sought if Lender fails to respond to such second written request before the expiration of such second five (5) Business Day period, provided that there have been no material deviations from the Lease Term Sheet and that the aggregate economics of the transaction are no less favorable to Borrower than as set forth in the Lease Term Sheet.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except tenant improvements under any Lease approved by Lender (Lender, subject to Lender’s reliance upon the truth, accuracy and completeness of Borrower’s representations set forth in Section 3.1.22 hereof, having approved of all Leases that exist as of the date hereof) or under any Lease for which approval was not required by Lender under this Agreement adversely affecting structural components of the Property, utilities, HVAC or the exterior of the building) (a) that may have a Material Adverse Effect on Borrower’s financial condition, the value of the Property or the ongoing revenues and expenses of the Property or (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, which approval may be granted or withheld in Lender’s sole discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) Letters of Credit (iii) U.S. Obligations, (iv) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (v) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

4.1.11 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement and Operating Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement .and Operating Agreement to which it is a party in a commercially reasonable manner.

4.1.12 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.13 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable within ten (10) days on written demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.14 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the related Property. Borrower shall at all times cause the Property to be maintained as a carrier hotel/telecommunications interconnection facility.

4.1.15 Loan Fees. Borrower shall pay all fees and costs (including, without limitation, all origination and commitment fees) required of Borrower pursuant to the terms of that certain term sheet (the “Term Sheet”) between Borrower and Lender dated December 12, 2006.

4.1.16. Intentionally Omitted.

4.1.17 Handicapped Access. (a) Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, “Access Laws”).

(b) Notwithstanding any provisions set forth herein or in any other document regarding Lender’s approval of alterations of the Property, Borrower shall not alter the Property in any manner which would increase Borrower’s responsibilities for compliance with the applicable Access Laws without the prior written approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any of its tenants. Lender may condition any such approval upon receipt of a certificate of Access Law compliance from an architect, engineer, or other person acceptable to Lender.

(c) Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any written complaints received related to violation of any Access Laws and of the commencement of any proceedings or investigations which relate to compliance with applicable Access Laws.

4.1.18 Intentionally Omitted.

4.1.19 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Default or Event of Default, together with a detailed statement of the steps being taken to cure such Default or Event of Default; (b) any written notice of default received by Borrower under other obligations relating to the Property or otherwise material to Borrower’s business; and (c) any written notice received of threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any Governmental Authority, affecting Borrower or the Property.

4.1.20 Further Assurances. Borrower shall promptly (a) cure any defects in the execution and delivery of the Loan Documents, and (b) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. Borrower grants Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity, including without limitation such rights and remedies available to Lender pursuant to Sections 10.2, 10.3, and 10.4.

4.1.21 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

4.1.22 Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names),

place of organization or formation (as set forth in Section 3.1.1 hereof) of Borrower’s corporate, partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, the Cash Management Agreement and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, is the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement. Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

Section 4.2 Borrower Negative Covenants. Borrower covenants and agrees with Lender that:

4.2.1 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.

4.2.2 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender.

4.2.3 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property.

4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.5 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

4.2.7 Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.9 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior notice.

4.2.10 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.11 Material Agreements. Borrower shall not, without Lender’s prior written consent: (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party in any material respect, except on an arms’-length basis and commercially reasonable terms.

4.2.12 Intentionally Omitted.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk insurance on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Ten Thousand and No/100 Dollars ($10,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement”' endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require with a deduction not to exceed $100,000 any one loss; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity with a deductible not to exceed $100,000 any one loss provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twenty-six (26) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is six (6) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by, Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Ten Million and No/100 Dollars ($10,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below, provided that in connection with a Securitization and/or any other Secondary Market Transaction Borrower may be required to obtain up to $30,000,000 of the umbrella liability insurance if required by Rating Agencies or purchaser;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000);

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages;

(x) insurance against employee dishonesty in an amount not less than one (1) month of Gross Income from Operations from the Property and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000);

(xi) if the insurance policies required under this Section 5.1.1(a) do not cover perils of terrorism or acts of terrorism, Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 5.1.1(a); provided Borrower shall not be obligated to spend more than $65,000 per year in annual premiums for terrorism coverage and in the event that annual premiums for terrorism coverage costs more than $65,000, Borrower shall obtain so much terrorism coverage as may be obtained for $65,000 per year of annual premiums. If (A) a Rating Agency in connection with a Securitization of the Loan or in connection with its rating surveillance of the Securities issued pursuant to a Securitization of the Loan would not provide or maintain a rating for any portion of the Loan or such Securities which would otherwise be available but for the failure to maintain such terrorism insurance and/or (B) any potential investor purchasing any certificates in connection with a Securitization of the Loan would require the exclusion of the Loan from the Securitization or an adverse pricing adjustment with respect to such purchase as a result of the failure to maintain such terrorism insurance, Borrower will so maintain such insurance from any insurer or any Governmental Authority (for the maximum amount obtainable up to the amounts set forth in this Section 5.1.1(a) and with deductibles no greater than those provided in this Section 5.1.1(a)). The claims paying ability rating of the insurer shall be consistent with the requirements of Section 5.1.2 hereof or, if no insurer of such claims paying ability rating is then issuing such terrorism insurance, the chosen insurer shall be the insurer which is offering such terrorism insurance and which has a claims paying ability rating the closest to that required by Section 5.1.2 hereof; and

(xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds. Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled or permitted to lapse without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence after applicable time periods herein or after written request that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon written demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A” or better by S&P and the equivalent rating by one of the other Rating Agencies.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Borrower may settle and compromise the Condemnation only with prior written the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any such Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1 (a)(iii) and provided no Event of Default then exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account but (a) only to the extent it reflects a replacement for lost Rents that would have been due under Leases existing on the date of such Casualty, and (b) only to the extent necessary to fully make the disbursements required by Section 3.3 of the Cash Management Agreement. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided (a) no Event of Default shall have occurred and remain uncured and (b) the Casualty or Condemnation shall have occurred prior to the Maturity Date, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation. (a) If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is the subject of the Condemnation;

(iii) Leases requiring payment of annual rent equal to eighty percent (80%) of the Gross Income from Operations received by Borrower during the twelve (12) month period immediately preceding the Casualty or Condemnation and all Major Leases shall remain in full force and effect during and after the completion of the Restoration without abatement of rent beyond the time required for Restoration, notwithstanding the occurrence of such Casualty or Condemnation;

(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(v) Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;

(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1 (a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements

(ix) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;

(x) all Operating Agreements shall remain in full force and effect;

(xi) After giving effect to such Restoration, the Debt Service Coverage Ratio for the Property shall be equal to the greater of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the Closing Date, and (ii) the Debt Service Coverage Ratio for the Property for the twelve (12) full calendar months immediately preceding the Casualty or Condemnation of the Property; and

(xii) Lender shall be satisfied that, upon the completion of the Restoration, the Loan to Value Ratio for the Property is not greater than lesser of (i) Loan to Value Ratio on Closing Date and (ii) Loan to Value Ratio immediately prior to the occurrence of the applicable Casualty or Condemnation, as determined by Lender in its sole discretion.

(b) The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this

Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds (including all interest earned thereon) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(c) All plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender (not to be unreasonably withheld) and an independent architect selected by Lender (the “Casualty Consultanty”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date, upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender in an interest bearing account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

VI.	RESERVE FUNDS

Section 6.1 Intentionally Omitted.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Lender the amount of One Hundred Thirty Two Thousand Four Hundred Eighty Eight and 44/100 Dollars ($132,488.44) and shall deposited with Lender on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

6.2.2 Release of Tax Funds. Lender shall have the right to apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Lender the amount of Thirty Three Thousand Two Hundred Forty Three and 33/100 Dollars ($33,243.33) and shall deposited with Lender on each Monthly Payment Date an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

6.3.2 Release of Insurance Funds. Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to

Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

6.3.3 Waiver of Insurance Funds. Borrower shall be relieved of its obligation to make deposit of Insurance Funds under Section 6.3.1 above, provided that Lender receives from Borrower evidence acceptable to it of all insurance and renewal of all insurance required hereunder is in full force and effect at least thirty (30) prior to expiration of the insurance policy. Notwithstanding anything contained to the contrary herein, in the event Borrower fails to deliver required evidence under this Section 6.3.3, all Insurance Funds which would have been required under Section 6.3.1. above since the Closing Date through and including the Monthly Payment Date immediately preceding the date on which Borrower fails to deliver such evidence shall be deposited with Lender immediately in accordance with Section 6.3.1 above.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. Borrower shall deposit with Lender on each Monthly Payment Date an amount equal to Four Thousand Six Hundred Sixty Six and 67/100 Dollars ($4,666.67) for annual Capital Expenditures approved by Lender, which approval shall not be unreasonably withheld or delayed, provided, however, such monthly deposit or a portion thereof will not be required to the extent if after giving effect thereto, the amount or balance would exceed $40,000. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds”. Lender may reassess its estimate of the amount necessary for capital expenditures from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain proper operation of the Property.

6.4.2 Release of Capital Expenditure Funds. (a) Lender shall direct Agent to disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, and (D) stating that each such

Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Capital Expenditure exceeds Twenty-Five Thousand and No/100 Dollars ($25,000), Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the Capital Expenditures Work to which the funded disbursement relates, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and must be at least an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c) Nothing in this Section 6.4.2 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e) If a Capital Expenditure disbursement will exceed One Hundred Thousand and No/100 Dollars ($100,000), Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect.

(f) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with the Capital Expenditures Work. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 6.5 Rollover Funds.

6.5.1 Deposits of Rollover Funds. Borrower shall deposit with Lender on each Monthly Payment Date the sum of any early lease termination or cancellation fees or a similar cost paid by any terminating Tenant under any Major Lease following the date hereof. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Rollover Funds”.

6.5.2 Release of Rollover Funds. Lender shall direct Agent to disburse to Borrower Rollover Funds as provided in this Section upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the amount requested, (b) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (c) Lender shall have reviewed and approved the proposed Lease or Leases for the space previously leased under the terminated Major Lease (the “Vacant Space”), (d) Lender shall have received an estoppel certificate from the applicable replacement Tenant stating that (i) all required work is complete and refunds are due such Tenant pursuant to its Lease and (ii) such Tenant is in occupancy and paying full unabated rent (without any offset or credit) has taken possession of the demised premises and is open for business thereon, and (e) Lender shall have received such other evidence as Lender shall reasonably request. Provided that conditions (a) through (e) of this Section 6.5.2 have been satisfied, Rollover Funds shall be disbursed to Borrower on a pro rata basis as the rent stream under the terminated Major Lease is replaced by the rent stream of Lease or Leases of the Vacant Space (provided, however, such Rollover Funds shall be deposited in the Deposit Account upon an Event of Default or a Trigger Event). Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, and any such disbursement must be in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

Section 6.6 Intentionally Omitted.

Section 6.7 Security Interest in Reserve Funds.

6.7.1 Grant of Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the payment of the Loan. The Reserve Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its sole discretion. Upon the occurrence of an Event of Default, Lender may apply any sums then present in the Reserve Funds to the payment of the Loan in any order in its sole discretion. Until expended or applied as above provided, the Reserve Funds shall constitute additional security for the Loan. Lender shall have no obligation to release any of the Reserve Funds while any Event of Default or Default then exists. The Reserve Funds shall be held in an Eligible Account in Permitted Investments in accordance with the terms and provisions of this Agreement. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

6.7.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income earned by Borrower on the applicable Reserve Funds.

6.7.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

VII.	PROPERTY MANAGEMENT

Section 7.1 The Management Agreement. Borrower shall cause Manager to manage the Property in accordance with the Management Agreement. Borrower shall (a) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification. Borrower shall not surrender, terminate, cancel, modify, renew, amend or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager and/or management agreement such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement and, if such new manager is an Affiliate of Borrower, upon delivery of a non-consolidation opinion acceptable to the Rating Agencies. If at any time Lender consents to the appointment of a new manager, such new manager and Borrower shall, as a condition of Lender’s consent, execute a subordination of management agreement in the form then used by Lender.

Section 7.3 Replacement of Manager. Lender shall have the right to require Borrower to replace the Manager with a Qualifying Manager upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of an Event of Default and/or (b) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

VIII.	PERMITTED TRANSFERS

Section 8.1. Transfer or Encumbrance of Property. (a) Without the prior written consent of Lender, Borrower shall not, and shall not permit any other Restricted Party to (i) directly or indirectly sell, transfer, convey, mortgage, pledge, or assign the Property, any part thereof or any interest therein (including any partnership ,or any other ownership interest in Borrower or any other Restricted Party); (ii) further encumber, alienate, grant a Lien or grant any other interest in the Property or any part thereof (including any partnership or other ownership interest in Borrower), whether voluntarily or involuntarily; or (iii) enter into any easement or other agreement granting rights in or restricting the use or development of the Property (collectively, a “Transfer”).

(b) As used in this Article VIII, “transfer” shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any other Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; and (iv) if Borrower or any other Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member or the transfer of the partnership interest of any general partner, managing partner or limited partner or the transfer of the interest of any joint venture or member.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property without Lender’s consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property.

(d) Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Property made in contravention of this paragraph shall be null and void and of no force and effect.

(e) Borrower agrees to bear and shall pay or reimburse Lender on written demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

(f) Lender’s consent to the sale or transfer of the Property will not be unreasonably withheld if after consideration of all relevant factors and provided that Borrower satisfies the following conditions:

(i) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

(ii) the proposed transferee (“Transferee”) shall be a reputable entity or person of good character, creditworthy, with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender;

(iii) the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Property, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager); provided, however, if the Transferee’s property manager is a Qualifying Manager, Lender approval of the property manager shall not be required;

(iv) Lender shall have received confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of any rating initially assigned or to be assigned in a Securitization;

(v) Lender shall have received evidence satisfactory to it (which shall include a legal non-consolidation opinion acceptable to Lender) that the single purpose nature and bankruptcy remoteness of Borrower its shareholders, partners, or members, as the case may be, following such transfers are in accordance with the standards of the Rating Agencies;

(vi) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, the Mortgage and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender; and

(vii) Lender shall have received on or prior to the date of the sale or transfer (A) an assumption fee equal to one quarter (0.25%) of the then unpaid principal balance of the Note, (B) a rating confirmation fee for each of the Rating Agencies delivering a confirmation pursuant to clause (iv) above, which confirmation fees shall be equal to the then customary fees charged by each applicable Rating Agency for such a confirmation and (C) the payment of all costs and expenses incurred by Lender and the Rating Agencies in connection with such assumption (including reasonable attorneys’ fees and costs).

Section 8.2 Permitted Transfer. Notwithstanding the provisions of Section 8.1 hereof, provided that no Default or Event of Default shall have occurred and remain uncured, Lender’s consent shall not be required in connection with one or a series of Transfers, of up to forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in any Restricted Party (other than Guarantor); provided, however, no such Transfer shall result in the change of Control in a Restricted Party (other than Guarantor), and as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior notice of such proposed Transfer and copies of the documents transferring such interest and, if requested by Lender, evidence that the organizational structure of Borrower and each SPC Party remains in compliance with the covenants set forth in Section 3.1.24 hereof and the requirements of the Rating Agencies. If after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party (other than Guarantor) are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies. In addition, at all times, Guarantor must continue to Control Borrower, Guarantor and Affiliate Manager and own, directly or indirectly, at least a 50% legal and beneficial interest in Borrower and Affiliate Manager. All reasonable costs and expenses incurred by Lender in connection with the foregoing shall be payable by Borrower.

IX.	SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization. (a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in one or more private or public single asset or pooled-loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transaction referred to in clause (iii). shall hereinafter be referred to as a “Securitization.” Any single- or multi-class certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).

(b) If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies; provided, however, all legal costs, fees and expenses of such opinions shall be evenly split between Borrower and Lender and payable by each of Borrower and Lender of its respective fifty percent (50%);

(iii) attend management meetings and conduct tours of the Property;

(iv) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may require; and

(v) execute such amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender, including, without limitation, the modification of all operative dates (including, without limitation, the Monthly Payment Date, the Determination Date, the Interest Period, and the Maturity Date) under the Loan Documents by up to ten (10) days (such modification a “Re-Dating”), the execution of one or more replacement loan agreements, as may be requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate, Monthly Payment Date and amortization of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided, however, any such amendments or agreements will not materially alter the payment terms set forth in this Agreement or the other Loan Documents or materially and adversely affect Borrower or impose additional material obligations or liabilities upon Borrower. In connection with a Securitization, Borrower shall cooperate with Lender to implement any Re-Dating (including obtaining a modification of any Interest Rate Cap Agreement), and to satisfy all requirements of each of the Rating Agencies with respect to the Loan and the Securitization as required by this Section 9.1. If Borrower shall fail to cooperate with Lender as set forth in this Section 9.1 within ten (10) Business Days of each initial request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating, including, without limitation, obtaining a modification of any Interest Rate Cap Agreement. For purposes of this subsection (v), the phrase “initial request” shall mean the initial request made by Lender with respect to a particular issue with reasonable specificity and shall include all related issues arising directly or logically therefrom such that issues arising directly or logically therefrom shall not serve to extend the ten (10) Business Day deadline imposed pursuant to this subsection (v)

(c) If, at any time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of

Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

Section 9.2 Securitization Indemnification. (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities (or any class thereof), the Rating Agencies, and service providers relating to the Securitization.

(b) Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Borrower Affiliates, the Property, Manager and all other aspects of the Loan, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Lender Group and the Underwriter Group for Liabilities to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Disclosure Document a material fact required to be stated in the Disclosure Document in order to make the statements in the Disclosure Document, in light of the circumstances under which they were made, not misleading and (ii) reimburse Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After written notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f) The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(g) Notwithstanding anything contained in this Article IX, Borrower agrees to act in a commercially reasonable manner with respect to requests made by Lender or any Rating Agency in a Secondary Market Transaction; provided, however, all costs, fees and expenses of such Secondary Market Transaction (other than legal costs, fees and expenses of Borrower) shall be the sole responsibility of Lender.

X.	DEFAULTS

Section 10.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid when due;

(ii) if any of the Taxes or Other Charges are not paid within five (5) days following notice to Borrower that the same are due and payable;

(iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender upon request;

(iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that if Borrower did not have knowledge at the time of representation or warranty that such representation or warranty was false or misleading in any material respect and the same is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within a period of thirty (30) days after written notice to Borrower from Lender;

(vi) if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(vii) if Borrower fails or admits its inability to pay debts generally as they become due;

(viii) if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, and SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered;

(ix) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) Intentionally Omitted;

(xi) if any of the assumptions contained in the Insolvency Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, such untrue assumption shall not constitute an Event of Default if (A) such untrue assumption was immaterial and such breach must be susceptible of cure, (B) Borrower corrects such untrue assumption within 30 days of notice from Lender and (C) Borrower delivers to Lender within such 30-day period opinions of counsel acceptable to Lender and Rating Agencies to the effect that such untrue assumption shall not negate or impair the opinions contained in the substantive non-consolidation opinion letter delivered to Lender at closing of the Loan;

(xii) if Borrower breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, however, such breach of any representation, warranty or covenant contained in Section 3.1.24 hereof shall not constitute an Event of Default if (A) such breach was immaterial and such breach must be susceptible of cure, (B) Borrower corrects such breach within 30 days of notice from Lender and (C) Borrower delivers to Lender within such 30-day period opinions of counsel acceptable to Lender and Rating Agencies to the effect that such breach shall not negate or impair the opinions contained in the substantive non-consolidation opinion letter delivered to Lender at closing of the Loan;

(xiii) if a material default has occurred and continues beyond any applicable cure period under any Management Agreement entered into pursuant to Article VII hereof, and if such default permits the Manager thereunder to terminate or cancel the Management Agreement;

(xiv) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for five (5) Business Days after notice to Borrower from Lender;

(xv) if Borrower fails to obtain or maintain an Interest Rate Protection Agreement or replacement thereof in accordance with Section 2.5 hereof;

(xvi) Intentionally Omitted;

(xvii) Intentionally Omitted;

(xviii) if Borrower breaches any of its obligations under Section 2.4.4 hereof;

(xix) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xviii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xx) if there shall be a Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt; or

(xxi) if Guarantor shall, at any time, fail to maintain the Required Net Worth.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1 (a)(vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 10.3 Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses-incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon;

XI.	MISCELLANEOUS

Section 11.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law. (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST

EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

J. Todd Raymond

c/o The telx Group, Inc.

17 State Street, 33rd Floor

New York, New York 10004

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL, BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey N. Lavine
Facsimile No.: (212) 713-4062

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: William P. McInerney, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	Colo Properties Atlanta, LLC
c/o The telx Group Inc.
17 State Street, 33rd Floor
New York, New York 10004
Attention: J. Todd Raymond, CEO
Facsimile No.: (212) 480-8384

with a copy to:	GI Partners
2180 Sand Hill Road, Suite 210
Menlo Park, California 94025
Attention: Eric Harrison

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attention: Todd C. Coop, Esq.
Facsimile No.: (714) 668-6311

Section 11.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity. (a) Except as specifically provided herein, (a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the this Agreement and the other Loan Documents.

(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnities. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnities.

Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or any of its Affiliates shall be subject to the prior written approval of Lender. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan. All references to Lender contained in any press release, advertisement or .promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 11.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than CBRE Melody (“Broker”). Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person other than Broker that such Person acted on behalf of Borrower or arising from a claim by any Person (including Broker) that such Person acted on behalf of Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, Net Proceeds and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with and Borrower shall be personally liable for the following:

(i) fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of Borrower;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv) Intentionally Omitted;

(v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default or any Rents collected for more than one month in advance to the extent such Rents or any other payments in respect of the Leases and other income of the Property or any other collateral are not applied to the costs of maintenance and operation of the Property and to the payment of taxes, lien claims, insurance premiums, Debt Service and other amounts due under the Loan Documents;

(vi) Intentionally Omitted;

(vii) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(ix) Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Property;

(x) Intentionally Omitted;

(xi) any intentional failure of Borrower to maintain its status as a single purpose entity as required by, and in accordance with, the terms hereof; or

(xii) the breach of any representation, warranty or covenant in Section 3.1.24 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) the first full monthly payment of interest under the Note is not paid when due; (ii) Borrower fails to maintain its status as a single purpose entity upon the request of Lender after an Event of Default; (iii) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the

Property; (iv) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or this Agreement; (v) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (vi) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (vii) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (viii) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (ix) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the term sheet letter dated, December 12, 2006 (as amended) between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs and the monthly or annual servicing fee arising under the Servicing Agreement (such monthly or annual servicing fee not to exceed an aggregate amount equal to one basis point (0.01%) of the original principal amount of the Loan). Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.

(b) Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26 Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations. (a) Lender may assign to one or more Persons all or a portion of its rights and obligations under this Loan Agreement.

(b) Upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, the assignee thereunder shall be a party hereto and have the rights and obligations of Lender hereunder.

(c) Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates.

Section 11.28 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, the Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.29 Component Notes. Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or create one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers) (each a “Resizing Event”). Lender agrees that such new notes or modified note or mezzanine notes shall immediately after the Resizing Event have the same initial weighted average coupon as the original note prior to such Resizing Event, notwithstanding that such new notes or modified note or mezzanine notes or may, in connection with the application of principal to such new notes or modified note or mezzanine notes, subsequently cause the weighted average spread of such new notes or modified note or mezzanine notes to change (but not increase, except that the weighted average spread may subsequently increase due to involuntary prepayments or if an Event of Default shall occur) and apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan. In connection with any Resizing Event, Borrower covenants and agrees to resize the Interest Rate Protection Agreement to reflect the newly created components and/or mezzanine loans.

It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.29 within ten (10) Business Days of notice thereof.

Section 11.30 Mezzanine Loan Option.

(a) Lender shall have the right at any time to create .one or more additional mezzanine loans (each, a “New Mezzanine Loan”; together with the Mezzanine A Loan and the Mezzanine B Loan, collectively, the “Mezzanine Loans”). The principal amount of the Loan plus the principal amount of the Mezzanine Loans shall equal the aggregate outstanding principal balance of the Loan, the Mezzanine A Loan and the Mezzanine B Loan immediately prior to the creation of any New Mezzanine Loan(s). The Loan and the Mezzanine Loans will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Mortgage and the other Loan Documents except as follows:

(i) Lender shall have the right to establish different interest rates and debt service payments for the Loan and the Mezzanine Loans and to require the payment of the Loan and the Mezzanine Loans in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Loan and the Mezzanine Loans shall equal the amount of the Loan, the Mezzanine A Loan and the Mezzanine B Loan immediately prior to the creation of any New Mezzanine Loan, and (ii) the initial weighted average spread of the Loan and any Mezzanine Loan following such reallocation, modification or change shall equal the weighted average spread in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan.

(ii) The borrower of a New Mezzanine Loan (the “New Mezzanine Borrower”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mezzanine B Borrower. The security for a New Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Mezzanine B Borrower.

(iii) Borrower, Mezzanine A Borrower, Mezzanine B Borrower and any New Mezzanine Borrower shall cooperate with all reasonable requests of Lender in order to create any New Mezzanine Loan(s) and shall execute and deliver, such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, the delivery of non-consolidation opinions and the modification of organizational documents and loan documents. In the event Borrower, Mezzanine A Borrower, Mezzanine B

Borrower and/or New Mezzanine Borrower fail to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower, Mezzanine A Borrower, Mezzanine B Borrower and/or New Mezzanine Borrower, as applicable, hereby absolutely and irrevocably appoint Lender as their true and lawful attorney, coupled with an interest, in their name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower, Mezzanine A Borrower, Mezzanine B Borrower and/or New Mezzanine Borrower, as applicable, ratifying all that such attorney shall do by virtue thereof. Borrower, Mezzanine A Borrower, Mezzanine B Borrower and New Mezzanine Borrower shall pay all costs and expenses in connection with the creation of any New Mezzanine Loan and all requirements relating thereto.

(iv) It shall be an Event of Default under this Agreement, the Note, the Mortgage and the other Loan Documents if Borrower, Mezzanine A Borrower, Mezzanine B Borrower or any New Mezzanine Borrower fails to comply with any of the terms, covenants or conditions of this Section 11.30 within ten (10) Business Days of notice thereof.

(b) Notwithstanding anything to the contrary contained herein, Lender shall have the right to reallocate the Optional Repayment to the Mezzanine A Loan, Mezzanine B Loan and any New Mezzanine Loan(s) in such order of priority as maybe designated by Lender in its sole discretion.

(c) Notwithstanding anything to the contrary contained in this Section 11.30, all costs, fees and expenses in connection with this Section 11.30 shall be the sole responsibility of Lender; provided, however, Borrower shall be solely responsible for all legal costs, fees and expenses incurred by Borrower.

Section 11.31 Approvals; Third Parties; Conditions. All approval rights retained or exercised by Lender with respect to Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, if any, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 11.32 Limitation on Liability of Lender’s Officers, Employees, etc. Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.33 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 11.33 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

UBS REAL ESTATE SECURITIES INC., a Delaware corporation

By:	/s/ Jonathan Chassin
	Name:	Jonathan Chassin
	Title:	Director

By:	/s/ Henry Chung
	Name:	Henry Chung
	Title:	Director

BORROWER:

COLO PROPERTIES ATLANTA, LLC, a Delaware limited liability company

By:	/s/ J. Todd Raymond
	Name:	J. Todd Raymond
	Title:	President and Secretary